As filed with the Securities and Exchange Commission on May 15, 2018	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

MAXAR TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	98-0544351
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1300 W. 120th Avenue Westminster, Colorado 80234
(Address, Including Zip Code, of Registrant's Principal Executive Offices)

MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan
(Full Title of the Plan)

Michelle Kley Senior Vice President, General Counsel and Corporate Secretary Maxar Technologies Ltd. 1300 W. 120th Avenue Westminster, Colorado 80234 (303) 684-4000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b−2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non−accelerated filer ☒(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Shares, without par value	775,000	$43.84	$33,972,125	$4,229.53

(1) This Registration Statement covers 775,000 common shares, without par value (“Common Shares”), of Maxar Technologies Ltd., a corporation organized under the laws of the province of British Columbia (the “Registrant”) for issuance pursuant to the MacDonald, Dettwiler and Associates Omnibus Equity Incentive Plan (“Omnibus Plan”).  This Registration Statement is in addition to the 1,265,000 Common Shares which were registered under the Plan on Form S-8 (File No. 333-220853) filed with the Securities Exchange Commission on October 6, 2017.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers any additional indeterminate number of Common Shares that may be offered or issued pursuant to the Omnibus Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Shares.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price, per share and in the aggregate,  were calculated based upon the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on May 8, 2018.

EXPLANATORY NOTE

On March 21, 2018, the board of directors of Maxar Technologies Ltd. (the “Registrant”) approved, subject to stockholder approval, an amendment to the MacDonald, Dettwiler and Associates Ltd. 2017 Omnibus Equity Incentive Plan (the “Omnibus Plan”) to increase the share authorization by 775,000 Common Shares (the “Amendment”).   On May 11, 2018, the Registrant’s stockholders approved the Amendment.  This Registration Statement on Form S-8 is being filed in order to register the 775,000 additional Common Shares which may be offered or sold to participants under the Omnibus Plan.  The shares registered on this Registration Statement are in addition to the 1,265,000 Common Shares registered on Form S-8 on October 6, 2017 (Registration No. 333-220853) (the “Prior Registration Statement”). This Registration Statement relates to the same class of securities and the same employee benefit plan to which the Prior Registration Statement relates and the contents of the Prior Registration Statement is incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such document(s) are not being filed with or included in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

1.    the Registrant’s Registration Statement on Form S-8 for the Omnibus Plan, filed with the Commission on October 6, 2017 (Commission File No. 333-220853);

2.    the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2017, filed with the Commission on March 29, 2018, containing, as part of the exhibits thereto, Consolidated Financial Statements as at December 31, 2017, December 31, 2016 and January 1, 2016 and for each of the years in the two year period ended December 31, 2017; Management’s Discussion and Analysis for the year ended December 31, 2017; Annual Information Form of the Company for the year ended December 31, 2017;

3.    all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to above; and

4.    the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 333-217512), filed with the Commission on October 3, 2017, and any reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Statements contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Articles provide that the Registrant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties and pay expenses in advance of the final disposition in an eligible proceeding, subject to the Business Corporations Act (British Columbia), as amended (the “BCA”). Additionally, the Registrant may indemnify any other person, subject to the BCA.

Under the BCA, and for purposes of the Registrant’s Articles, an “eligible party”, includes but is not limited to, a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted as a director or officer or an individual acting in a similar capacity of another entity for one of the Registrant’s affiliates or at the Registrant’s request.

Under the BCA, the Registrant may indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such party having been an eligible party, to which such party is or may be liable. Under the BCA, the Registrant may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. Prior to the final disposition, the Registrant may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party if they commit in writing to undertake that if the indemnification is prohibited pursuant to the BCA, the eligible party will repay the amounts advanced.

Under the BCA, indemnification of an eligible party is prohibited if:

•

the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the Registrant was prohibited from doing so under the Registrant’s Articles;

•

the indemnity or payment is made other than under an earlier agreement and at the time when the indemnity or payment is made, the Registrant is prohibited from doing so under the Registrant’s Articles;

•

if in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, in the case of an action against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation (including a derivative action), the Registrant must not indemnify an eligible party for any penalties the eligible party is or may be liable for and the Registrant must not pay the expenses of the eligible party after the final disposition nor advance expenses to the eligible party.

Pursuant to the BCA and the Registrant’s Articles, the Registrant may purchase and maintain insurance against liability asserted against or incurred by any of the eligible persons.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Incorporated by Reference

Exhibit No	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith

4.1	Articles of Maxar Technologies Ltd. (formerly known as MacDonald, Dettwiler and Associates Ltd.), dated May 16, 2016, as amended October 5, 2017	F-4	333-217512	3.3	04/27/2017

4.2	MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan	S-8	333-220853	4.3	10/06/2017

4.3	Amendment to Omnibus Plan					X

5.1	Opinion of Stikeman Elliott LLP					X

23.1	Consent of KPMG LLP					X

23.2	Consent of Stikeman Elliott LLP is contained in Exhibit 5.1 to this Registration Statement					X

24.1	Powers of Attorney (contained on the signature page to this Registration Statement)					X

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on this 15th day of May, 2018.

MAXAR TECHNOLOGIES LTD.

By:	/s/ Howard L. Lance
Name: Howard L. Lance
Title: President and Chief Executive Officer

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Howard L. Lance, Jose A. Torres, Jr. and Michelle Kley, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard L. Lance	President and	May 15, 2018
Howard L. Lance	Chief Executive Officer, Director
(Principal Executive Officer)

/s/ Anil Wirasekara	Interim	May 15, 2018
Anil Wirasekara	Chief Financial Officer
(Principal Financial Officer)

/s/ Jose A. Torres, Jr.	Senior Vice President and	May 15, 2018
Jose A. Torres, Jr.	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Robert L. Phillips	Director	May 15, 2018
Robert L. Phillips

/s/ Dennis Chookaszian	Director	May 15 2018
Dennis Chookaszian

/s/ Nick S. Cyprus	Director	May 15, 2018
Nick S. Cyprus

/s/ Howell M. Estes, III	Director	May 15, 2018
Howell M. Estes, III

/s/ Lori B. Garver	Director	May 15, 2018
Lori B. Garver

/s/ Joanne O. Isham	Director	May 15, 2018
Joanne O. Isham

/s/ C. Robert Kehler	Director	May 15, 2018
C. Robert Kehler

/s/ Brian G. Kenning	Director	May 15, 2018
Brian G. Kenning

/s/ L. Roger Mason, Jr.	Director	May 15, 2018
L. Roger Mason, Jr.

/s/ Eric Zahler	Director	May 15, 2018
Eric Zahler